EX 99.28 (e)(1)(v)

FOURTH AMENDMENT TO

THE DISTRIBUTION AGREEMENT

BETWEEN PPM FUNDS AND

JACKSON NATIONAL LIFE DISTRIBUTORS LLC

This Amendment is made as of April 29, 2021 (the “Effective Date”) and amends Schedule A to the Distribution Agreement dated February 15, 2018 and amended and restated on September 18, 2019, November 20, 2019, and December 31, 2020 (the “Agreement”) between PPM Funds, a Massachusetts business trust (the “Trust”) and Jackson National Life Distributors LLC (“JNLD”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies;

Whereas, the Board of Trustees of the Trust has approved the liquidation and termination of PPM Small Cap Value Fund, effective April 1, 2021; and

Whereas, the Board of Trustees of the Trust has approved the termination of PPM Core Fixed Income Fund and PPM Investment Grade Credit Fund, effective at the close of business on April 29, 2021; and

Whereas, pursuant to the Board approval of the liquidation and/or termination of PPM Core Fixed Income Fund, PPM Investment Grade Credit Fund and PPM Small Cap Value Fund, as outlined above, the Parties have agreed to amend the Agreement, effective at the close of business on April 29, 2021, to update Schedule A to remove PPM Core Fixed Income Fund, PPM Investment Grade Credit Fund and PPM Small Cap Value Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with the Amended and Restated Schedule A dated April 29, 2021, attached hereto.

2.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

PPM Funds

By: /s/ Mary Capasso
Name: Mary Capasso
Title: President, Chief Executive Officer and Chief Legal Officer

Jackson National Life Distributors LLC

By: /s/ Scott Golde
Name: Scott Golde
Title: General Counsel

Amended and Restated

Schedule A

Effective April 29, 2021

List of Funds

PPM Core Plus Fixed Income Fund

PPM High Yield Core Fund